UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2011, the Registrant entered into an Agreement and Plan of Merger with GreenHouse Holdings, Inc., (“GreenHouse”) a Nevada corporation.  Under the Agreement, GreenHouse would merge with a newly formed subsidiary of Premier and become a wholly owned subsidiary of Premier.

The GreenHouse stockholders would receive, in the aggregate, common stock of Premier representing 40% of the fully diluted Premier common stock (excluding Premier options and warrants) after issuance of the same, less certain shares described below.  Premier holds GreenHouse convertible debt and would deduct the Premier shares allocable to the conversion of such debt from such 40% amount.  Certain other advances from Premier to GreenHouse would be treated similarly. Hence the actual issuance will be less than 40%.

Some of the Premier shares which otherwise would be delivered to the controlling shareholders of GreenHouse, and certain officers and directors, totaling approximately 30% of the shares to be issued to GreenHouse stockholders, will not be delivered following the merger, but would be delivered to an escrow agent, to be delivered by the escrow agent at a later date upon the achievement of certain revenue goals and the satisfaction of certain indemnification obligations.

Premier is filing a registration statement on Form S-4 with the Securities and Exchange Commission which would serve as its prospectus and Greenhouse’s proxy statement in connection with this transaction. Following the effectiveness of such registration statement, GreenHouse  expects to hold a special meeting of stockholders to approve the merger, and the parties expect to close the transaction shortly thereafter. It is expected that the merger will be consummated in the first quarter of 2012.

Each of the parties is a reporting company under the Securities Exchange Act of 1934 and its reports can be found by going to www.sec.gov, and then search for companies, and inserting name of Premier Alliance Group, Inc. and/or GreenHouse Holdings, Inc.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this report

10.1	Agreement and Plan of Merger dated December 1, 2011, between the registrant, Premier
Alliance Group, Inc., and GreenHouse Holdings, Inc. (filed as exhibit A to Registration Statement on Form S4 filed on December 2, 2011)

10.2	Press Release dated December 2, 2011

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: December 05, 2011	By:	/s/ Mark S. Elliott
Mark S. Elliott
CEO